Exhibit 99.1

Contact:
David Burke	980.299.5533

Albemarle Corporation Finishes 2021 Strong; Raises 2022 Outlook

CHARLOTTE, NC - Feb. 16, 2022 – Albemarle Corporation (NYSE: ALB) today announced its results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 and Recent Highlights
(Unless otherwise stated, all percent changes represent year-over-year comparisons)
•Net sales of $894 million, an increase of 2%
•Net loss of ($3.8) million, or ($0.03) per diluted share; Adjusted diluted EPS of $1.01
•Adjusted EBITDA of $229 million, an increase of 3%
•Improved full year 2022 outlook based on anticipated ability to capitalize on favorable market conditions for lithium and bromine; adjusted EBITDA expected to be 35%-55% higher Y/Y excluding FCS
•La Negra III/IV conversion plant is in commercial qualification
•Kemerton I conversion plant is mechanically complete and in the commissioning phase; construction team now dedicated to Kemerton II
•Signed non-binding letter agreement to explore expanding the MARBL JV to increase optionality and reduce risk

“Our team delivered a strong year that exceeded expectations by executing our strategy and effectively responding to a number of challenges in 2021. We increased our net sales and adjusted EBITDA by 11% and 13%, respectively, excluding FCS,” said Albemarle CEO Kent Masters. “Our Lithium and Bromine businesses are performing well. With a firm focus on executing our growth strategy, we are well positioned for opportunities to deliver significant value to our shareholders. The strategic investments we’ve made in our Lithium business as well as the progress of several key projects will enable us to potentially double our nameplate capacity by the end of 2022 and accelerate our Wave 3 projects.”

Outlook

Albemarle expects that its full year 2022 results across all business units will improve relative to full year 2021. Capital expenditures are anticipated to be higher than previously planned as the company invests to accelerate conversion capacity additions and meet evolving industry standards, as well as continued inflationary pressures.

FY 2022 Guidance
Net sales	$4.2 - $4.5 billion
Adjusted EBITDA	$1.15 - $1.3 billion
Adjusted EBITDA Margin	27% - 29%
Adjusted Diluted EPS	$5.65 - $6.65
Net Cash from Operations	$400 - $500 million
Capital Expenditures	$1.3 - $1.5 billion

Fourth Quarter Results

In millions, except per share amounts	Q4 2021	Q4 2020	$ Change	% Change
Net sales	$894.2	$879.1	$15.1	1.7%
Net (loss) income attributable to Albemarle Corporation	$(3.8)	$84.6	$(88.4)	(104.5)%
Adjusted EBITDA(a)	$228.7	$221.1	$7.6	3.4%
Diluted loss earnings per share	$(0.03)	$0.79	$(0.82)	(103.8)%
Non-operating pension and OPEB items(a)	(0.41)	0.35
Non-recurring and other unusual items(a)	1.45	0.03
Adjusted diluted earnings per share(a)(b)	$1.01	$1.17	$(0.16)	(13.7)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $894.2 million increased by $15.1 million compared to the prior year quarter, primarily driven by an increase in sales from the company’s Lithium and Bromine businesses, partially offset by the loss of revenue from its Fine Chemistry Services (FCS) business which was sold on June 1, 2021.

Adjusted EBITDA of $228.7 million increased by $7.6 million from the prior year quarter primarily due to Lithium results, offset by the impact of the sale of FCS.

Net loss attributable to Albemarle of ($3.8) million decreased by $88.4 million from the prior year quarter primarily due to a $132.4 million post-measurement period acquisition purchase price adjustment related to anticipated cost overruns from supply chain, labor and COVID-19 pandemic related issues at the Kemerton construction project. In addition, Net income attributable to Albemarle was impacted by after-tax actuarial gains of $43.6 million realized in the fourth quarter of 2021 compared to after-tax actuarial losses of $40.9 million in the fourth quarter of 2020.

The effective income tax rate for the fourth quarter of 2021 was (186.4)% compared to (20.9)% in the same period in 2020. The difference is largely due to the geographic mix of earnings, including the impact of certain charges in countries with valuation allowances, and discrete tax items impacting the fourth quarter of 2021. On an adjusted basis, the effective income tax rates were 27.0% and 12.8% for the fourth quarter of 2021 and 2020, respectively. The difference is primarily due to geographic mix of earnings.

Business Segment Results

Lithium Results

In millions	Q4 2021	Q4 2020	$ Change	% Change
Net Sales	$404.7	$358.6	$46.2	12.9%
Adjusted EBITDA	$138.2	$122.1	$16.1	13.2%

Lithium net sales of $404.7 million increased $46.2 million (+12.9%) due to higher pricing (+18%), partially offset by lower volumes (-5%). Lower volumes were primarily related to the timing of shipments and a more even distribution of customer demand through the year. Adjusted EBITDA of $138.2 million increased by $16.1 million primarily due to increased net sales.

Lithium Outlook
Full-year 2022 adjusted EBITDA is expected to grow 65-85% year-over-year, up from previous outlook. Volume growth for full-year 2022 is expected to be 20-30% with added capacity from La Negra III/IV, Kemerton I, and the expected acquisition of the Qinzhou plant in China. Tolling is expected to be flat year-over-year. Average realized pricing is expected to increase 40-45% reflecting tight market conditions and the implementation of variable price structures on long-term contracts.

The Company continues to advance its global project portfolio of conversion capacity:
Chile
–La Negra III/IV conversion plant is in commercial qualification
Australia
–Kemerton I conversion plant reached mechanical completion and commissioning is underway
–Kemerton II conversion plant remains on track for mechanical completion in the second half of 2022
–Restart of spodumene processing at Wodgina is well underway

China
–Acquisition of Tianyuan, which owns a conversion plant in Qinzhou, is expected to close in the first half of this year
–Construction is planned to begin on two greenfield sites (Meishan and Zhangjiagang) later this year
United States
–New wells and expansion projects at Silver Peak are progressing ahead of schedule

Bromine Results

In millions	Q4 2021	Q4 2020	$ Change	% Change
Net Sales	$290.4	$263.4	$27.0	10.2%
Adjusted EBITDA	$87.4	$87.9	$(0.5)	(0.5)%

Bromine net sales of $290.4 million increased $27.0 million (+10.2%) primarily due to strong pricing (+16%) while volume decreased (-6%). Tight market conditions continue to drive strong demand and favorable pricing across the product portfolio. Adjusted EBITDA of $87.4 million decreased $0.5 million as higher net sales were offset by higher costs for raw materials and freight. While sales increased during the quarter, a force majeure declaration by the company’s chlorine supplier and the lack of inventory limited the company’s ability to capitalize on strong demand strength and increased brine production capacity.

Bromine Outlook
Albemarle expects full-year 2022 adjusted EBITDA to increase by 5%-10%, up slightly from previous outlook. Year-over-year improved expectations are based on higher volume and pricing due to strength in demand for flame retardants in diverse end markets. Successful execution of growth projects in 2021 is expected to contribute to higher volumes in full-year 2022. Bromine’s ongoing cost savings initiatives and favorable pricing are expected to offset higher freight and raw material costs.

The Company is progressing growth investments in high return brownfield projects in Magnolia, Arkansas. The second phase of a tetrabrom debottleneck project at the Jordan Bromine Company JV (JBC) is expected to be complete in 2022.

Catalysts Results

In millions	Q4 2021	Q4 2020	$ Change	% Change
Net Sales	$199.1	$195.7	$3.4	1.7%
Adjusted EBITDA	$27.2	$22.1	$5.2	23.6%

Catalysts net sales of $199.1 million increased $3.4 million (+1.7%) compared to the previous year, primarily due to higher pricing and FX (+3%), partially offset by decreased volume (-1%). Adjusted EBITDA of $27.2 million increased $5.2 million mostly due to higher sales, partially offset by cost pressures.

Catalyst Outlook
Albemarle expects full-year 2022 adjusted EBITDA to increase by 5%-15%, down from previous outlook in part due to higher input costs, particularly for natural gas. Year-over-year results are expected to continue to improve with overall refining markets and as travel lock-down conditions abate. Volumes are expected to grow across all segments. The company expects pricing to also increase to offset inflationary pressures in freight and input costs. The company continues to expect volumes to return to pre-pandemic levels in late 2022 or 2023.

The strategic review of the Catalysts business is ongoing. The company expects to provide an update in the first half of the year.

All Other

In millions	Q4 2021	Q4 2020	$ Change	% Change
Net Sales	$—	$61.4	$(61.4)	(100.0)%
Adjusted EBITDA	$—	$18.4	$(18.4)	(100.0)%

Other operations represent the FCS business which was sold on June 1, 2021.

Balance Sheet and Liquidity

As of December 31, 2021, Albemarle had estimated liquidity of over $2.0 billion, including $439 million of cash and equivalents, $612 million remaining under its $1 billion revolver, $750 million remaining under our amended delayed draw term loan and $211 million on other available credit lines. Total debt was $2.4 billion, representing net debt to adjusted EBITDA of approximately 2.3 times.

Cash Flow and Capital Deployment

Cash from operations for the year ended December 31, 2021, of $344.3 million decreased $454.7 million versus the prior year driven by working capital inflows and higher revenues in the company’s Lithium and Bromine segments. Capital expenditures of $953.7 million increased by $103.2 million versus the prior year as the company nears completion of its Wave 2 Lithium expansion projects.

Albemarle’s primary capital allocation priorities are to invest in organic and inorganic opportunities to drive profitable growth, maintain its financial flexibility and Investment Grade credit rating, and fund its dividend.

Earnings Call

Date:	Thursday, February 17, 2022
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	3389287

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB) is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. Albemarle thinks beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. Albemarle actively pursues a sustainable approach to managing its diverse global footprint of world-class resources. In conjunction with Albemarle’s highly experienced and talented global teams, its deep-seated values, and its collaborative customer relationships, Albemarle creates value-added and performance-based solutions that enable a safer and more sustainable future.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to the timing of active and proposed projects, production capacity, committed volumes, pricing, financial flexibility, expected growth, anticipated return on opportunities, earnings and demand for our products, productivity improvements, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, future acquisition and divestiture transactions including statements with respect to timing, expected benefits from proposed transactions, market and economic trends, statements with respect to 2022 outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of its major customers and industries and markets served by it; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for its products or the end-user markets in which its products are sold; limitations or prohibitions on the manufacture and sale of its products; availability of raw materials; increases in the cost of raw materials and energy, and its ability to pass through such increases to our customers; changes in its markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting its operations or its products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; hazards associated with chemicals manufacturing; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from its global manufacturing cost reduction initiatives as well as its ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of its earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact its ability to raise capital or increase its cost of funds, impact the performance of its pension fund investments and increase its pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions it may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$894,204	$879,147	$3,327,957	$3,128,909
Cost of goods sold	657,610	613,727	2,329,986	2,134,056
Gross profit	236,594	265,420	997,971	994,853
Selling, general and administrative expenses	123,302	124,909	441,482	429,827
Research and development expenses	12,125	15,375	54,026	59,214
Loss (gain) on sale of business/interest in properties, net	132,453	—	(295,971)	—
Operating profit	(31,286)	125,136	798,434	505,812
Interest and financing expenses	(5,306)	(19,152)	(61,476)	(73,116)
Other income (expenses), net	28,530	(57,557)	(603,340)	(59,177)
Income (loss) before income taxes and equity in net income of unconsolidated investments	(8,062)	48,427	133,618	373,519
Income tax expense (benefit)	15,024	(10,101)	29,446	54,425
Income before equity in net income of unconsolidated investments	(23,086)	58,528	104,172	319,094
Equity in net income of unconsolidated investments (net of tax)	33,555	43,649	95,770	127,521
Net income	10,469	102,177	199,942	446,615
Net income attributable to noncontrolling interests	(14,293)	(17,542)	(76,270)	(70,851)
Net (loss) income attributable to Albemarle Corporation	$(3,824)	$84,635	$123,672	$375,764
Basic (loss) earnings per share:	$(0.03)	$0.79	$1.07	$3.53
Diluted (loss) earnings per share:	$(0.03)	$0.79	$1.06	$3.52

Weighted-average common shares outstanding – basic	116,999	106,665	115,841	106,402
Weighted-average common shares outstanding – diluted	116,999	107,312	116,536	106,808

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$439,272	$746,724
Trade accounts receivable	556,922	530,838
Other accounts receivable	66,184	61,958
Inventories	812,920	750,237
Other current assets	132,683	116,427
Total current assets	2,007,981	2,206,184
Property, plant and equipment	8,074,746	7,427,641
Less accumulated depreciation and amortization	2,165,130	2,073,016
Net property, plant and equipment	5,909,616	5,354,625
Investments	897,708	656,244
Other assets	252,239	219,268
Goodwill	1,597,627	1,665,520
Other intangibles, net of amortization	308,947	349,105
Total assets	$10,974,118	$10,450,946
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$647,986	$483,221
Accrued expenses	763,293	440,763
Current portion of long-term debt	389,920	804,677
Dividends payable	45,469	40,937
Income taxes payable	27,667	32,251
Total current liabilities	1,874,335	1,801,849
Long-term debt	2,004,319	2,767,381
Postretirement benefits	43,693	48,075
Pension benefits	229,187	340,818
Other noncurrent liabilities	663,698	629,377
Deferred income taxes	353,279	394,852
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,170	1,069
Additional paid-in-capital	2,920,007	1,438,038
Accumulated other comprehensive loss	(392,450)	(326,132)
Retained earnings	3,096,539	3,155,252
Total Albemarle Corporation shareholders’ equity	5,625,266	4,268,227
Noncontrolling interests	180,341	200,367
Total equity	5,805,607	4,468,594
Total liabilities and equity	$10,974,118	$10,450,946

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2021	2020
Cash and cash equivalents at beginning of year	$746,724	$613,110
Cash flows from operating activities:
Net income	199,942	446,615
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	254,000	231,984
Gain on sale of business/interest in properties, net	(295,971)	(7,168)
Stock-based compensation and other	20,120	22,837
Equity in net income of unconsolidated investments (net of tax)	(95,770)	(127,521)
Dividends received from unconsolidated investments and nonmarketable securities	78,391	88,161
Pension and postretirement (benefit) expense	(74,010)	45,658
Pension and postretirement contributions	(30,253)	(16,434)
Unrealized gain on investments in marketable securities	(3,818)	(4,635)
Loss on early extinguishment of debt	28,955	—
Deferred income taxes	(38,500)	(1,976)
Changes in current assets and liabilities, net of effects of acquisitions and divestitures:
(Increase) decrease in accounts receivable	(49,295)	100,118
(Increase) decrease in inventories	(127,401)	51,978
Decrease in other current assets	17,411	7,902
Increase (decrease) in accounts payable	143,939	(31,519)
Increase (decrease) in accrued expenses and income taxes payable	127,068	(215,011)
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	135,928	179,437
Other, net	53,521	28,488
Net cash provided by operating activities	344,257	798,914
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(22,572)
Capital expenditures	(953,667)	(850,477)
Cash proceeds from divestitures, net	289,791	—
Proceeds from sale of joint venture	—	11,000
Sales of marketable securities, net	3,774	903
Investments in equity and other corporate investments	(6,488)	(2,427)
Net cash used in investing activities	(666,590)	(863,573)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,453,888	—
Proceeds from borrowings of credit agreements	—	452,163
Repayments of long-term debt and credit agreements	(1,173,823)	(250,000)
Other borrowings, net	60,991	137,635
Fees related to early extinguishment of debt	(24,877)	—
Dividends paid to shareholders	(177,853)	(161,818)
Dividends paid to noncontrolling interests	(96,136)	(32,061)
Proceeds from exercise of stock options	18,392	40,437
Withholding taxes paid on stock-based compensation award distributions	(8,140)	(5,143)
Other	(2,230)	(3,952)
Net cash provided by financing activities	50,212	177,261
Net effect of foreign exchange on cash and cash equivalents	(35,331)	21,012
(Decrease) increase in cash and cash equivalents	(307,452)	133,614
Cash and cash equivalents at end of period	$439,272	$746,724

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net sales:
Lithium	$404,745	$358,592	$1,363,284	$1,144,778
Bromine	290,365	263,398	1,128,343	964,962
Catalysts	199,094	195,735	761,235	797,914
All Other	—	61,422	75,095	221,255
Total net sales	$894,204	$879,147	$3,327,957	$3,128,909

Adjusted EBITDA:
Lithium	$138,245	$122,131	$479,538	$393,093
Bromine	87,384	87,854	360,682	323,605
Catalysts	27,247	22,053	106,941	130,134
All Other	—	18,414	29,858	84,821
Corporate	(24,153)	(29,327)	(106,045)	(112,915)
Total adjusted EBITDA	$228,723	$221,125	$870,974	$818,738

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as net income before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except percentages and per share amounts	2021	2020	2021	2020
Net (loss) income attributable to Albemarle Corporation	$(3,824)	$84,635	$123,672	$375,764
Add back:
Non-operating pension and OPEB items (net of tax)	(47,848)	37,572	(60,659)	30,668
Non-recurring and other unusual items (net of tax)	170,180	3,409	407,337	33,087
Adjusted net income attributable to Albemarle Corporation	$118,508	$125,616	$470,350	$439,519

Adjusted diluted earnings per share	$1.01	$1.17	$4.04	$4.12

Weighted-average common shares outstanding – diluted	116,999	107,312	116,536	106,808

Net (loss) income attributable to Albemarle Corporation	$(3,824)	$84,635	$123,672	$375,764
Add back:
Interest and financing expenses	5,306	19,152	61,476	73,116
Income tax expense (benefit)	15,024	(10,101)	29,446	54,425
Depreciation and amortization	68,235	61,770	254,000	231,984
EBITDA	84,741	155,456	468,594	735,289
Non-operating pension and OPEB items	(62,407)	49,372	(78,814)	40,668
Non-recurring and other unusual items (excluding items associated with interest expense)	206,389	16,297	481,194	42,781
Adjusted EBITDA	$228,723	$221,125	$870,974	$818,738

Net sales	$894,204	$879,147	$3,327,957	$3,128,909
EBITDA margin	9.5%	17.7%	14.1%	23.5%
Adjusted EBITDA margin	25.6%	25.2%	26.2%	26.2%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended December 31, 2021:
Net income (loss) attributable to Albemarle Corporation	$(45,049)	$73,831	$13,952	$42,734	$—	$(46,558)	$(3,824)	(0.4)%
Depreciation and amortization	39,213	13,553	13,295	66,061	—	2,174	68,235	7.6%
Non-recurring and other unusual items	144,081	—	—	144,081	—	62,308	206,389	23.1%
Interest and financing expenses	—	—	—	—	—	5,306	5,306	0.6%
Income tax benefit	—	—	—	—	—	15,024	15,024	1.7%
Non-operating pension and OPEB items	—	—	—	—	—	(62,407)	(62,407)	(7.0)%
Adjusted EBITDA	$138,245	$87,384	$27,247	$252,876	$—	$(24,153)	$228,723	25.6%

Three months ended December 31, 2020:
Net income (loss) attributable to Albemarle Corporation	$89,331	$75,590	$9,379	$174,300	$16,254	$(105,919)	$84,635	9.6%
Depreciation and amortization	30,272	13,464	12,674	56,410	2,160	3,200	61,770	7.0%
Non-recurring and other unusual items	2,528	(1,200)	—	1,328	—	14,969	16,297	1.9%
Interest and financing expenses	—	—	—	—	—	19,152	19,152	2.2%
Income tax benefit	—	—	—	—	—	(10,101)	(10,101)	(1.1)%
Non-operating pension and OPEB items	—	—	—	—	—	49,372	49,372	5.6%
Adjusted EBITDA	$122,131	$87,854	$22,053	$232,038	$18,414	$(29,327)	$221,125	25.2%

Year ended December 31, 2021:
Net income (loss) attributable to Albemarle Corporation	$192,244	$309,501	$55,353	$557,098	$27,988	$(461,414)	$123,672	3.7%
Depreciation and amortization	138,772	51,181	51,588	241,541	1,870	10,589	254,000	7.6%
Non-recurring and other unusual items (excluding items associated with interest expense)	148,522	—	—	148,522	—	332,672	481,194	14.5%
Interest and financing expenses	—	—	—	—	—	61,476	61,476	1.8%
Income tax expense	—	—	—	—	—	29,446	29,446	0.9%
Non-operating pension and OPEB items	—	—	—	—	—	(78,814)	(78,814)	(2.4)%
Adjusted EBITDA	$479,538	$360,682	$106,941	$947,161	$29,858	$(106,045)	$870,974	26.2%

Year ended December 31, 2020:
Net income (loss) attributable to Albemarle Corporation	$277,711	$274,495	$80,149	$632,355	$76,323	$(332,914)	$375,764	12.0%
Depreciation and amortization	112,854	50,310	49,985	213,149	8,498	10,337	231,984	7.4%
Non-recurring and other unusual items	2,528	(1,200)	—	1,328	—	41,453	42,781	1.4%
Interest and financing expenses	—	—	—	—	—	73,116	73,116	2.3%
Income tax expense	—	—	—	—	—	54,425	54,425	1.7%
Non-operating pension and OPEB items	—	—	—	—	—	40,668	40,668	1.3%
Adjusted EBITDA	$393,093	$323,605	$130,134	$846,832	$84,821	$(112,915)	$818,738	26.2%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income (expenses), net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
MTM actuarial (gain) loss	$(56,919)	$52,269	$(56,919)	$52,269
Interest cost	7,390	7,178	21,670	28,630
Expected return on assets	(10,878)	(10,075)	(43,565)	(40,231)
Total	$(60,407)	$49,372	$(78,814)	$40,668

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Restructuring and other(1)	$—	$0.08	$0.02	$0.15
Acquisition and integration related costs(2)	0.05	0.02	0.06	0.13
Loss (gain) on sale of business/interest in properties, net(3)	1.13	—	(1.70)	—
Albemarle Foundation contribution(4)	—	—	0.13	—
Loss on extinguishment of debt(5)	—	—	0.20	—
Legacy Rockwood legal matter(6)	0.03	—	4.36	—
Indemnification adjustments(7)	0.34	—	0.34	—
Other(8)	0.19	0.06	0.34	0.07
Discrete tax items(9)	(0.29)	(0.13)	(0.25)	(0.04)
Total non-recurring and other unusual items	$1.45	$0.03	$3.50	$0.31

(1)During the three months and year ended December 31, 2021, Albemarle recorded facility closure costs related to offices in Germany, and severance expenses in Germany and Belgium, in Selling, general and administrative expenses of $0.7 million and $3.0 million ($0.5 million and $2.1 million after income taxes, or less than $0.01 and $0.02 per share), respectively. In 2020, Albemarle recorded severance expenses as part of business reorganization plans, impacting each of its businesses and Corporate, primarily in the U.S., Germany and with its Jordanian joint venture partner. During the three months ended December 31, 2020, the company recorded expenses of $8.6 million ($8.4 million after income taxes, or $0.08 per share) in Selling, general and administrative expenses. During the year ended December 31, 2020, the company recorded severance expenses in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest of $0.7 million, $19.2 million and a $0.3 million gain ($16.3 million after income taxes, or $0.15 per share), respectively. The balance of unpaid restructuring expenses and severance is recorded in Accrued expenses and is expected to primarily be paid through 2022.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months and year ended December 31, 2021 of $6.9 million and $12.7 million ($5.4 million and $7.4 million after income taxes, or $0.05 and $0.06 per share), respectively, and for the three months and year ended December 31, 2020 of $2.9 million and $17.3 million ($2.3 million and $13.4 million after income taxes, or $0.02 and $0.13 per share), respectively.

(3)Included in Loss (gain) on sale of business/interest in properties, net for the year ended December 31, 2021 is $428.4 million ($330.8 million after discrete income taxes, or $2.84 per share) related to the sale of the FCS business. This is partially offset by an expense of $132.4 million ($1.13 per share after no income tax impact) post-measurement period Wodgina acquisition purchase price adjustment recorded in the fourth quarter of 2021, for a revised estimate of the obligation to construct the lithium hydroxide conversion assets in Kemerton due to anticipated cost overruns from supply chain, labor and COVID-19 pandemic related issues.

(4)Included in Selling, general and administrative expenses for the year ended December 31, 2021 is a charitable contribution of $20.0 million ($15.5 million after income taxes, or $0.13 per share), using a portion of the proceeds received from the FCS divestiture, to the Albemarle Foundation, a non-profit organization that sponsors grants, health and social projects, educational initiatives, disaster relief, matching gift programs, scholarships and other charitable initiatives in locations where Albemarle’s employees live and the company operates. This contribution is in addition to the normal annual contribution made to the Albemarle Foundation by the company, and is significant in size and nature in that it is intended to provide more long-term benefits in these communities.

(5)Included in Interest and financing expenses for the year ended December 31, 2021 is a loss on early extinguishment of debt of $29.0 million ($23.8 million after income taxes, or $0.20 per share) related to tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of $1.5 billion in debt using the proceeds from the issuance of common stock.

(6)Included in Other expense, net for the year ended December 31, 2021 is a $657.4 million ($508.5 million after income taxes, or $4.36 per share) charge related to an arbitration decision on a dispute regarding Huntsman Corporation’s acquisition of Rockwood’s Pigments & Additives business in 2014. The Huntsman-Rockwood dispute is a legacy dispute that Albemarle inherited when it purchased all outstanding equity of Rockwood Holdings, Inc. in 2015, acquiring its lithium and other business lines unrelated to the dispute. The three months ended December 31, 2021 includes an adjustment to income taxes from this charge of $4.0 million ($0.03 per share).

(7)Included in Other expenses, net for the three months and year ended December 31, 2021 are expenses of $39.4 million ($39.4 million after income taxes, or $0.34 per share), to revise an indemnification estimate for an ongoing tax-related matter of a previously disposed business in Germany.

(8)Other adjustments for the three months ended December 31, 2021 included amounts recorded in:
•Cost of goods sold - $10.5 million of expense related to a legal matter as part of a prior acquisition in our Lithium business.
•Selling, general and administrative expenses - $11.5 million of legal fees related to a legacy Rockwood legal matter noted above and $2.2 million of charges for environmental reserves at sites not part of the company’s operations.
After income taxes, these charges totaled $22.6 million, or $0.19 per share.

Other adjustments for the year ended December 31, 2021 included amounts recorded in:
•Cost of goods sold - $10.5 million of expense related to a legal matter as part of a prior acquisition in our Lithium business.
•Selling, general and administrative expenses - $11.5 million of legal fees related to a legacy Rockwood legal matter noted above, $9.8 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements, a $4.0 million loss resulting from the sale of property, plant and equipment and $3.8 million of charges for an environmental reserve at a site not part of the company’s operations.
•Other income (expense), net - $4.8 million of expenses primarily related to asset retirement obligation charges to update an estimate at a site formerly owned by Albemarle.
After income taxes, these charges totaled $38.5 million, or $0.34 per share.

Other adjustments for the three months ended December 31, 2020 included amounts recorded in:
•Cost of goods sold - $1.3 million of expense related to a legal matter as part of a prior acquisition in our Lithium business.
•Selling, general and administrative expenses - $3.1 million of shortfall contributions for our multiemployer plan financial improvement plan.
•Other expenses, net - $8.8 million of losses resulting from the adjustment of indemnifications related to previously disposed businesses and $1.2 million of expenses related to other costs outside of our regular operations, offset by a $7.2 million gain related to the sale of our ownership percentage in the Saudi Organometallic Chemicals Company LLC (“SOCC”) joint venture and $2.8 million of gains primarily relating to the sale of intangible assets in our Bromine business and property in Germany not used as part of our operations.

After income taxes, these charges totaled $6.4 million, or $0.06 per share.

Other adjustments for the year ended December 31, 2020 included amounts recorded in:
•Cost of goods sold - $1.3 million of expense related to a legal matter as part of a prior acquisition in our Lithium business.
•Selling, general and administrative expenses - $3.1 million of shortfall contributions for our multiemployer plan financial improvement plan and $3.8 million of a net expense primarily relating to the increase of environmental reserves at non-operating businesses we have previously divested.
•Other expenses, net - $7.2 million gain related to the sale of our ownership percentage in the SOCC joint venture, $3.6 million of a net gain primarily relating to the sale of intangible assets in our Bromine business and property in Germany not used as part of our operations and a $2.5 million net gain resulting from the settlement of legal matters related to a business sold or a site in the process of being sold, partially offset by $9.6 million of losses resulting from the adjustment of indemnifications related to previously disposed businesses and $1.2 million of expenses related to other costs outside of our regular operations.
After income taxes, these charges totaled $7.5 million, or $0.07 per share.

(9)    Included in Income tax expense (benefit) for the three months and year ended December 31, 2021 are discrete net tax benefits of $34.3 million, or $0.29 per share, and $29.4 million, or $0.25 per share, respectively. The net benefit for the three months is primarily related to benefits for the ongoing tax-related matter of a previously disposed business in Germany noted above, benefits for uncertain tax positions for statute of limitation expirations, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments. The net benefit for the full year 2021 is primarily related to benefits for the ongoing tax-related matter of a previously disposed business in Germany noted above, the release of valuation allowance related to foreign operations, changes to uncertain tax positions, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments.

    Included in Income tax expense (benefit) for the three months and year ended December 31, 2020 are discrete net tax benefits of $13.9 million, or $0.13 per share, and $4.3 million, or $0.04 per share, respectively. The net benefit for the three months is primarily related to benefits for uncertain tax positions for statute of limitation expirations, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments. The net benefit for the full year 2020 is primarily related to changes to uncertain tax positions, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	(Loss) income before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended December 31, 2021:
As reported	$(8,062)	$15,024	(186.4)%
Non-recurring, other unusual and non-operating pension and OPEB items	143,982	21,650
As adjusted	$135,920	$36,674	27.0%

Three months ended December 31, 2020:
As reported	$48,427	$(10,101)	(20.9)%
Non-recurring, other unusual and non-operating pension and OPEB items	65,669	24,688
As adjusted	$114,096	$14,587	12.8%

Year ended December 31, 2021:
As reported	$133,618	$29,446	22.0%
Non-recurring, other unusual and non-operating pension and OPEB items	431,327	84,649
As adjusted	$564,945	$114,095	20.2%

Year ended December 31, 2020:
As reported	$373,519	$54,425	14.6%
Non-recurring, other unusual and non-operating pension and OPEB items	83,770	19,694
As adjusted	$457,289	$74,119	16.2%